                                                                    EXHIBIT 12.1

                     GLOBAL CROSSING LTD. AND SUBSIDIARIES
           RATIO OF EARNINGS TO FIXED CHARGES AND PREFERRED DIVIDENDS
                                 (in thousands)
                                  (unaudited)

                                                   Historical
                                  ---------------------------------------------
                                                              For the Period
                                                              March 19, 1997
                                   Year Ended   Year Ended  (Date of Inception)
                                  December 31, December 31,   to December 31,
                                      1999         1998            1997
                                  ------------ ------------ -------------------
FIXED CHARGES:
 Interest on debt and
  capitalized leases and
  amortization of deferred
  finance fees...................   $139,077     $ 42,880        $    --
 Interest element of rentals.....     24,502          202               2
 Interest capitalized............     78,059       49,933             --
                                    --------     --------        --------
   TOTAL.........................   $241,638     $ 93,015        $      2
                                    ========     ========        ========
PREFERRED DIVIDENDS:
 Amount..........................   $ 66,642     $ 12,681        $ 12,690
                                    ========     ========        ========
 Gross up to pretax based on
  42.22% effective tax rate
  (except for 1997
  information)...................   $115,337     $ 21,947        $ 12,690
                                    ========     ========        ========
EARNINGS:
 Income before cumulative effect
  of change in accounting
  principle and extraordinary
  item...........................   $(10,535)    $(68,194)       $   (160)
 Add back:
   Provision for income taxes....    126,539       33,067             --
   Equity in loss of affiliates..    (15,708)       2,508             --
   Capitalized interest included
    in cost of capacity sold.....     43,493        9,128             --
   Fixed charges less interest
    capitalized..................    163,579       43,082               2
                                    --------     --------        --------
     TOTAL.......................   $307,368     $ 19,591        $   (158)
                                    ========     ========        ========
RATIO OF EARNINGS TO FIXED
 CHARGES.........................       1.27x
EXCESS OF FIXED CHARGES OVER
 EARNINGS........................                $(73,424)       $   (160)
RATIO OF EARNINGS TO FIXED
 CHARGES AND PREFERRED
 DIVIDENDS.......................
EXCESS FIXED CHARGES AND
 PREFERRED DIVIDENDS OVER
 EARNINGS........................   $(49,607)    $(95,371)       $(12,850)